UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 19, 2010

LaBRANCHE & CO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15251	13-4064735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Whitehall Street, New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 425-1144

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Summary of Material Features of the LaBranche & Co Inc. Senior Executive Bonus Plan (the “Bonus Plan”).

The Bonus Plan was adopted by the Board of Directors of the LaBranche & Co Inc. (the “Company”) on March 19, 2010 to replace the Company’s prior Senior Executive Bonus Plan. The purpose of the Bonus Plan is to motivate and reward short-term officer performance through the payment of cash award amounts based upon performance to pre-established metrics. Under the Bonus Plan, each officer’s incentive opportunity is based upon the level of achievement of Company and individual performance metrics established by the Compensation Committee. Eligibility under the Bonus Plan is limited to “covered employees’ within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the “Code”) and the underlying Treasury Regulations, and such other employees as determined by the Compensation Committee in its discretion.

The Bonus Plan is administered by the Compensation Committee, which will be made up of at least two directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code. Officers and employees who are selected to participate in the Bonus Plan will be paid a bonus (as defined below) based upon the achievement of performance objectives set by the Compensation Committee.

Performance Goals under the Bonus Plan shall be based on any of the following business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, as the Compensation Committee may determine: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added (as determined by the Committee); (g) net income (either before or after taxes); (h) operating earnings; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders’ equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) gross or net margins; (u) operating efficiency; (v) customer satisfaction; (w) working capital; (x) debt; (y) debt reduction; (z) price per share of stock; (aa) market share; (bb) completion of acquisitions; dispositions and start-up activities; (cc) business expansion; (dd) product diversification; and (ee) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the Compensation Committee may specify. Any such business criterion or combination of such criteria may apply to the Covered Employee’s bonus opportunity in its entirety or to any designed portion or portions of the bonus opportunity, as the Compensation Committee may specify.

Following the completion of a performance period, the Compensation Committee will review the performance of the participating officers against the established performance goals. Cash bonus awards are then paid after the Compensation Committee has determined the extent to which the performance goals have been achieved. The Bonus Plan allows the Compensation Committee to reduce but not increase the amount of an award that is otherwise payable to a participant upon achievement of the performance goals. The Bonus Plan specifies that payments will be in a lump-sum, and will be made no later than the date that is two and one-half months following the close of the calendar year in which such bonus was earned. The Code requires that the Bonus Plan contain a limit on the amount any one officer may receive in order for bonuses to be tax deductible to the Company. The maximum bonus that can be paid to any officer under the Bonus Plan is $10 million.

No award intended to qualify as performance-based compensation for purposes of Section 162(m) may be paid for 2010 and thereafter under the Bonus Plan unless and until the stockholders of the Company have approved the Bonus Plan in a manner which complies with the shareholder approval requirements of Section 162(m).

In the event the stockholders of the Company do not approve the Bonus Plan at the Company’s 2010 Annual Meeting of the Stockholders to be held on May 18, 2010, or any adjournment thereof (the “2010 Annual Meeting”), the Bonus Plan will not become effective, and the Company’s former Senior Executive Bonus Plan that was in force before March 19, 2010 (and that has been in force since the Company’s 2006 Annual Meeting of Stockholders) will remain in full force and effect. If the Bonus Plan is approved by the Company’s stockholders at the 2010 Annual Meeting, the former Senior Executive Bonus Plan will terminate and be replaced in its entirety by the Bonus Plan.

All other Items of this report are inapplicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LaBRANCHE & CO INC.

Date: March 25, 2010	By:	/S/ JEFFREY A. MCCUTCHEON
	Name:	Jeffrey A. McCutcheon
	Title:	Senior Vice President and Chief Financial Officer